Exhibit 10.17

FIRST AMENDMENT TO THE

AMEREN DEFERRED COMPENSATION PLAN

WHEREAS, Ameren Corporation (“Ameren”) previously established the Ameren Deferred Compensation Plan, as amended and restated effective January 1, 2010 (“Plan”); and

WHEREAS, Ameren desires to amend the Plan to (i) provide for the acceleration of certain amounts deferred under the Plan in order to make payments due pursuant to the Federal Insurance Contributions Act and related Federal and State income tax laws; (ii) for Plan Years beginning on and after January 1, 2011, change the measurement period for the applicable interest rates for amounts deferred under the Plan prior to January 1, 2010; (iii) clarify that matching contributions made under the Plan shall be based upon all of a participant’s deferrals under the Plan during a Plan year; (iv) provide that for amounts deferred on or after January 1, 2011 (and interest attributable thereto), if a participant elects a scheduled payment option pursuant to Section 10 of the Plan but retires prior to the date such scheduled payments are to be paid, payment shall be paid in the form elected by the participant; (v) delegate certain amendment authority, (vi) permit certain offsets to benefits; (vii) provide that if Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) requires that payments to Plan participants be delayed six months following termination of employment, all installment payments otherwise beginning as a result of such termination shall be delayed six months; (viii) provide that a participant may make only three changes to his or her initial election as to the time and form of payment under the Plan with respect to amounts which are not subject to an in-service scheduled payment election; and (ix) clarify that certain death benefits for deferrals made prior to January 1, 1995 still apply under the Plan.

NOW, THEREFORE, the Plan is amended as follows:

1.	Effective immediately, the following is added to Section 4(B):

“Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, choose to accelerate the payment of any Incentive Award otherwise deferred pursuant to a Deferral Commitment by reducing any deferral election related to an Incentive Award, but only to the extent such acceleration is necessary to pay the (i) Federal Insurance Contributions Act (“FICA”) tax imposed under Sections 3101, Sections 3121(a), and Sections 3121(v)(2) of the Code related to such otherwise deferred Incentive Award, (ii) the income tax at source on wages imposed under Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and (ii) to pay the additional income tax at source on wages attributable to the pyramiding wages and taxes under such laws.”

2.	Effective January 1, 2010, the second and third paragraphs of Section 7(A) are deleted in their entirety and replaced with the following:

“For this purpose, Interest is calculated annually as of the first day of the Plan Year. For each Plan Year beginning on or prior to January 1, 2010, the ‘Plan Interest Rate’ for any amounts deferred prior to January 1, 2010 (and Interest attributable thereto) shall be 150 percent of the average of the monthly Mergent’s Seasoned AAA Corporate Bond Yield Index (‘Mergent’s Index’ formerly called ‘Moody’s Index’) for the calendar year immediately preceding such Plan Year. For each Plan Year beginning on or after January 1, 2011, the ‘Plan Interest Rate’ for any amounts deferred prior to January 1, 2010 (and Interest attributable thereto) shall be 150 percent of the average of the monthly

Mergent’s Index for the twelve month period ending on November 30 of the calendar year immediately preceding such Plan Year or such other measurement period as determined from time to time by the Company. For each Plan Year beginning on or after January 1, 2010, the ‘Plan Interest Rate’ for any amounts deferred on and after January 1, 2010 (and Interest attributable thereto) shall be 120 percent of the applicable federal long-term rate, with annual compounding (as prescribed under section 1274(d) of the Code) (‘AFR’) for the December immediately preceding such Plan Year.

For each Plan Year beginning on or prior to January 1, 2010, the ‘Base Interest Rate’ for any amounts deferred prior to January 1, 2010 (and Interest attributable thereto) shall be equal to the average monthly Mergent’s Index for the calendar year immediately preceding such Plan Year. For each Plan Year beginning on or after January 1, 2011, the ‘Base Interest Rate’ for any amounts deferred prior to January 1, 2010 (and Interest attributable thereto) shall be equal to the average monthly Mergent’s Index for the twelve month period ending on November 30 of the calendar year immediately preceding such Plan Year or such other measurement period as determined from time to time by the Company. For each Plan Year beginning on or after January 1, 2010, the ‘Base Interest Rate’ for any amounts deferred on and after January 1, 2010 (and Interest attributable thereto) shall be 120 percent of the AFR for the December immediately preceding such Plan Year.”

3.	Effective January 1, 2010, the first sentence of Section 7(C) is deleted in its entirety and replaced with the following:

“Ameren shall credit each participant’s Deferral Account with a matching credit equal to 100 percent of the first 3 percent of Salary and Incentive Awards and 50 percent of the remaining Salary and Incentive Awards deferred by the Participant as a Deferral Commitment, including a 401(k) Restoration Deferral.”

4.	Effective January 1, 2011, the following is added immediately following the second sentence of the first paragraph of Section 8:

“Notwithstanding the foregoing sentence, the balance of each of the Participant’s Deferral Account(s) attributable to amounts deferred on or after January 1, 2011 (including Interest thereon) which is subject to a scheduled payment option pursuant to Section 10 as of the year in which the Participant retires or a year following the year in which a Participant retires shall not be paid under Alternative 1 and shall instead be paid in the same form as the pay-out method selected by the Participant pursuant to this paragraph.”

5.	Effective with respect to terminations which occur on or after November 1, 2010, the final sentence of the first paragraph of Section 8 is deleted in its entirety and replaced with the following:

“Any series of installment payments to the Participant that would have commenced during such 6-month period shall instead commence on the first day of the first month immediately following the expiration of such 6-month period. Any lump sum that would have been paid during such 6-month period shall be paid to the Participant as of the day after the last day of such 6-month period.”

6.	Effective November 1, 2010, the second sentence of Section 8(B) is deleted in its entirety and replaced with the following:

“If a Participant makes such election, then (a) such election shall take effect on the date such payments were otherwise scheduled to be made or commence, provided that such election shall not take effect until at least 12 months after the date on which such election is made and submitted to the Company, (b) such election shall be made at least 12 months prior to the date such payments were otherwise scheduled to be made or commence; (c) the first payment with respect to which such election is made shall be deferred for a period of not less than 5 years from the date such payment would otherwise have been made had no such election been made; and (d) with respect to a change in payment form, such change may not accelerate the time or schedule of any payment under the Plan in violation of the requirements of Section 409A of the Code, except as provided in regulations promulgated by the Secretary of the Treasury. Notwithstanding the foregoing, a Participant may make no more than three such elections with respect to the portions of his or her Deferral Accounts which are not subject to a scheduled payment option election under Section 10.”

7.	Effective January 1, 2010, the following is added to the end of Section 12(A):

“In addition, for Deferral Commitments commenced prior to January 1, 1995, the following additional survivor benefits will be payable upon the Participant’s death prior to Retirement:

The beneficiary(ies) designated by the Participant shall receive from the Company an annual benefit for a period of 10 years equal to one-half of each of the Participant’s Deferral Commitments made prior to January 1, 1995 (based on the dollar value of each Deferral Commitment on the date such Deferral Commitment was commenced), except that the benefit payable hereunder shall be calculated by using no more than the first 10 percent of Salary deferred by such Participant. In the event the Participant has designated more than one beneficiary, this additional annual benefit shall be divided among such beneficiaries in the same percentages used to divide and distribute the Participant’s Deferral Account(s). (The beneficiary(ies) of a Participant who is receiving or who has received distributions pursuant to either Section 11 or Section 13 is eligible for the benefit described in this paragraph.) In the event a Participant has or had more than one Deferral Commitment in effect at any one time prior to January 1, 1995, for purposes of calculating the additional survivor benefit outlined in this paragraph, all such Deferral Commitments shall be aggregated for the purposes of determining the amount of the benefit payable hereunder with respect to such Deferral Commitments. The additional survivor benefits outlined in this paragraph shall be payable in accordance with the distribution method selected by the participant.”

8.	Effective January 1, 2010, the following is added to the end of Section 12(B):

“If the Participant’s death occurs within 15 years after his Retirement, the Participant’s surviving spouse (if any) shall receive an annual benefit for life equal to one-half of the annual amount the Participant would have received from each of his Deferral Accounts, based on each of the Participant’s Deferral Commitments commenced prior to January 1, 1995, except that the benefit payable hereunder shall be calculated by using no more than the first 10 percent of Salary deferred by such Participant, and assuming he had selected distribution method 7 pursuant to Section 8. (For the purposes of the benefit described in the preceding sentence, the Interest rate which shall be used to calculate the amount of the annual benefit shall be the Base Interest Rate in effect for the year immediately preceding the year of the Participant’s death.) In the event a Participant had more than one Deferral Commitment in effect at any one time prior to January 1, 1995, for purposes of calculating the additional survivor benefit outlined in this paragraph, all such Deferral Commitments shall be aggregated for the purposes of determining the amount of the benefit payable hereunder with respect to such Deferral Commitments. The additional survivor benefits outlined in this paragraph shall be payable in accordance with the distribution method selected by the participant”.

9.	Effective November 1, 2010, the following is added to the end of Section 16(H):

“The Board of Directors delegates to the Administrative Committee of Ameren Services Company the authority to amend the Plan for changes that are legally required or administrative in nature where the cost of administering benefits does not increase by more than $25,000 annually.”

10.	Effective November 1, 2010, the following new Section 16(Q) is added:

Q.	Right of Setoff: If, at such time as the Participant becomes entitled to distributions hereunder, the Participant has any debt, obligation or other liability representing an amount owing to Ameren or any of its subsidiaries (“Debt”), and if such Debt is due and owing at the time that distributions are payable hereunder, Ameren Services may offset the amount owing it against the amount otherwise distributable hereunder.

IN WITNESS WHEREOF, the foregoing Amendment is adopted on this 14th day of October, 2010.

AMEREN CORPORATION

By:	/s/ Mark C. Lindgren
Name:	Mark C. Lindgren
Title:	Vice President Human Resources
Ameren Services Company On Behalf of Ameren Corporation

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